CUSIP No.	208242107
Exhibit 3
CONSENT
     The undersigned, Linda Gash, being a holder or transferee of 130,580 shares (the “Shares”) of common stock par value $0.0025 per share, of Conn’s Inc. (the “Common Stock”) hereby (i) agrees to become a party to the Conns Voting Trust Agreement dated as of October, 2003 (the “Voting Trust Agreement”) relating to the Common Stock, (ii) agrees to be bound by all the provisions thereof as if the undersigned were an original party thereto, and (iii) agrees to surrender any certificates representing the Shares to the Trustee under the Voting Trust Agreement in exchange for a Voting Trust Certificate as provided in the Agreement.

Dated: 12-27-04	/s/ Linda Gash
Linda Gash

	BY:	/s/ Steve Patterson,
Steve Patterson,
Voting Trustee